Exhibit 10.1
CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into effective as of May 16, 2022 (the “Effective Date”), by and between Roblox Corporation (the “Company” or “Roblox”) and the consultant identified in the signature block (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:
1.Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A (the "Compensation") for Consultant’s performance of the Services.
2.Confidentiality.
1.1Definition. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Confidential Information also includes the personal data of any persons whose personal data is collected or processed by the Company, including without limitation, users, developers, employees, interns, volunteers, and contractors. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.
1.2Non-Use and Non-Disclosure. Consultant will only access Company's Confidential Information as directed by the Company and only as necessary to perform the Services. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services as directed by the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information, including, but not limited to, having each of Consultant’s employees, if any, with access to any Confidential Information execute a nondisclosure agreement containing provisions in the Company’s favor identical to Sections 2, 3 and 4 of this Agreement. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.
1.3Former Employer’s Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
1.4Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant shall treat any such third party information as Confidential Information, and accordingly, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
1.5Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.
3.Ownership.
1.1Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with in work, investigation or experimentation in the Company’s line of business in performing the Services under this Agreement (collectively, “Inventions”), are the sole property of the Company. Consultant further perpetually, irrevocably, and unconditionally assigns, transfers, and conveys (or will cause to be assigned, transferred and conveyed) to the Company and its successors and assigns, any and all rights, title and interest in and to the Inventions, including any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions, as well as any derivative works thereof.
1.2Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.
1.3Pre-Existing Materials. Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.
1.4Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.1, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.
4.Conflicting Obligations.
1.1Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions hereof. Consultant will not enter into any such conflicting agreement during the term of this Agreement.
1.2In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without Company’s prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of 12 months after the termination of this Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant’s nondisclosure obligations under Section 2.
5.Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services hereunder. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.
6.Term and Termination.
1.1Term. The term of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) the end date (if any) specified in the Exhibit A, (ii) the final completion of the Services or (iii) termination as provided in Section 6.2 or the end date specified, whichever comes first.
1.2Termination. The Company may terminate this Agreement upon giving Consultant 5 days’ prior written notice of such termination pursuant to Section 14.2 of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.
1.3Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(a)The Company shall pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 of this Agreement; and
(b)This Section 6.3, Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 8 (Independent Contractor), Section 9 (Indemnification) and Section 11 (Arbitration and Equitable Relief), and any other provision that by its nature should survive shall survive termination of this Agreement.
7.Assignment. Neither this Agreement nor any right hereunder nor interest herein may be assigned or transferred by Consultant without the express written consent of the Company.
8.Independent Contractor.
8.1      It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company.  Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company.  If necessary, Consultant agrees to furnish all tools and materials needed to accomplish the Services set forth in this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A.  Consultant acknowledges and agrees that Consultant is obligated to report as income all Compensation received by Consultant pursuant to this Agreement.  Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.
8.2    Consultant, as used in this Agreement, means the person that signs this Agreement and all of Consultant’s employees and agents, if any. Consultant shall retain independent professional status throughout this Agreement and shall use Consultant’s own discretion in performing the Services. Consultant is solely responsible for determining the method, details and means by which Consultant will accomplish the Services and otherwise fulfill Consultant's obligations hereunder. Consultant agrees to be solely responsible for the professional performance and completion of the Services.
8.3    Consultant may perform the services required by this Agreement at any place or location and at such times as Consultant shall determine after consultation with Company as requested by Consultant.
8.4 Consultant agrees that Consultant will not hold herself/himself/itself out as an authorized agent with power to bind Company in any manner. Consultant represents and warrants that Consultant has specialized knowledge and expertise to perform the Services and has provided services of a similar nature within related industries.
9.Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, or (iv) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.
10.Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

11. Arbitration and Equitable Relief.
1.1 Arbitration. Consultant agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Consultant’s performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. CONSULTANT AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, THE FOLLOWING DISPUTES, INCLUDING BUT NOT LIMITED TO: ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION

OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. Consultant understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant.
1.2 Procedure. Consultant agrees that any arbitration will be administered by the American Arbitration Association (“AAA”), and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. Consultant agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Consultant agrees that the arbitrator will issue a written decision on the merits. Consultant also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Consultant understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Consultant shall pay the first $200.00 of any filing fees associated with any arbitration Consultant initiates. Consultant agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that, to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.
1.3 Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by the Rules, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
1.4 Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of Sections 2, 3 or 4 of this Agreement or any other agreement regarding trade secrets, confidential information, or Labor Code §2870. In the event either the Company or Consultant seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.
1.5 Administrative Relief. Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.
1.6 Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving her/his/its right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of her/his/its choice before signing this Agreement.
12. Governing Law. This Agreement will be governed by the internal substantive laws, but not the choice of law rules, of the state of California.
13. Entire Agreement. This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration or modification of any provision of this Agreement will be binding unless in writing and signed by a duly authorized representative of each of the Company and Consultant.
14. Miscellaneous.
1.1 Headings. Section headings are used in this Agreement for reference purposes only and shall not affect the interpretation or meaning of this Agreement.
1.2 Notice. Any notice or other communication required or permitted by this Agreement shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to a party to this Agreement at such party’s address set forth below (or at such other address for a party as may be specified by like notice). If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with this Section 14.2.
(a)If to the Company, Attention: Legal Department at the address listed in the signature block.
(b)If to Consultant, to the address for notice on the signature page to this Agreement.

1.3Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms of this Agreement, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.
1.4Emailed Signatures.  This Agreement may be executed by exchanging emails that contain scanned copies of the signed agreement.

Acknowledged and Agreed

Roblox Corporation	Consultant: Brett Tolley
By: /s/ David Baszucki	By: /s/ Brett Tolley
Name: David BaszuckiloxSignerTextField]	Name: Brett Tolley
Title: CEOxSignerTextField||1]	Title: ControllertySignerDateField]
Date: May 9, 2022 [robloxSignerDateField]	Date: May 9, 2022 [counterpartySignerTextField||2][counterpartySignerTextField||1]
Address: 970 Park Place, Suite 100, San Mateo, CA 94403	Address:

EXHIBIT A
Services and Compensation
1.Services. The Services shall include, but shall not be limited to, the following:
Services in support of accounting team as requested by Company from time to time.
2.Compensation. The Compensation shall be as follows:
Compensation shall include a USD $15,000 one-time payment and hourly fees billed at a rate of USD $246.39/hour, not to exceed USD $153,000.00 for the term.
3.Invoicing.
Consultant shall invoice Company for Services either monthly or semi-monthly. Invoices shall be sent to ap@roblox.com. Company shall make a payment to Consultant no later than thirty (30) days after its receipt of an invoice.
4.Term. The Term shall be as follows:
The term shall commence on the Effective Date and expire on December 31, 2022, or such other date as may be determined by Company, in its sole discretion, and as agreed with Consultant.
5.Wire Transfer Information.

Bank Name:
Bank City and State:
Bank Country:
Account Number (if international use IBAN):
Routing Number (if International use Swift Code):

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